Exhibit 99.1

LATITUDE 360 RELEASES PRELIMINARY FINANCIAL RESULTS FOR THE FIRST QUARTER 2015

NEW YORK, NY / April 30, 2015 - Latitude 360 (LATX) (http://latitude360.com), an award-winning, multi-platform venue featuring premier upscale casual dining and state-of-the-art entertainment offerings, today reported selected unaudited financial results for the first quarter ended March 31, 2015.

Financial Performance Summary

•	Gross sales for the first quarter of 2015 were $6.4 million, compared to $5.4 million in the first quarter of 2014, which accounts for a 19% increase
•	Net sales for the first quarter of 2015 were up 4.4% versus the first quarter of 2014
•	Group sales increased 45% on a year over year basis, from $1.1 million in Q1 2014 to $1.6 million in Q1 2015

“The Company delivered solid financial performance in the first quarter of 2015, primarily driven by an incredibly positive quarter from our group sales segment,” commented Brent Brown, Latitude 360’s CEO. “It is our belief that the truest indication of our strength is indicated in our store level results. With three store locations opening in the very near future, we intend to continue to grow and expand, offering customers the best dining and entertainment experience available. Our strategy remains to continue to expand in the United States, expand internationally and increase sales at existing locations. We have made solid progress on these initiatives and look for these to continue into the remainder of 2015 and beyond.”

Recent News Highlights

•	Surpassed 5,000 Club Memberships, with more than 4,000 Active Club Members across network – represents growth and loyalty for a program started in the summer of 2014
•	Expanded abroad by signing an international franchise agreement to license its concept to the Middle East
•	New CFO, Alan J Greenstein joins the company, bringing several decades of executive experience in the hospitality, gaming, and banking industries. Kenneth H. Adams, the company’s previous CFO, will be moving into a new position with the company to help oversee the franchising in Qatar, as well as to further expansion plans into the United Arab Emirates.

“We are pleased to be off to a good start in 2015 as we saw gross sales increase during the first quarter as a result of significant growth in our group sales business,” said Alan Greenstein, Latitude’s Chief Financial Officer. “We expect to report our first quarter numbers on or before May 15, 2015,” added Mr. Greenstein.

ABOUT LATITUDE 360

Latitude 360 (LATX), is an award-winning pioneer of combining premier upscale casual dining with state-of-the-art entertainment creating a “360 Experience” in its unique venues. The Company develops, constructs and operates cutting-edge Latitude 360 locations (from 35,000-85,000 sq. ft.) that appeal to a broad base of consumers and corporate clients. Its three current award-winning locations are based in Jacksonville, FL, Pittsburgh, PA and Indianapolis, IN, more locations opening in the next several months in large markets like New York and Massachusetts.

Forward-Looking Statements

This news announcement may contain certain “forward-looking statements.” Such statements include those related to the company’s expectations about future events or to the company’s future financial performance, including anticipated growth opportunities and access to capital, and are not historical facts. Forward-looking statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Such statements are not guarantees of future performance, are based on certain assumptions, and are also subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in forward-looking statements. The company does not undertake any obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
5W Public Relations
Latitude360@5wpr.com
+1-212.999.5585